Exhibit 99.2

August 27, 2025

Aptera Motors Corp.

5818 El Camino Real

Carlsbad, California 92008

Consent to Reference in Prospectus

Aptera Motors Corp. (the “Company”) is filing a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the Registration Statement and any and all amendments and supplements thereto as a nominee of the board of directors of the Company, such service to commence immediately following the effectiveness of the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Sincerely,

/s/ Todd Butz
Name: Todd Butz